                                                                    Exhibit 2.33


                              EXTENSION AGREEMENT
                               AND ACKNOWLEDGMENT



     This agreement is made as of August 31, 1999 by and between Centerprise Advisors, Inc. (formerly known as Centerpoint Advisors, Inc.), a Delaware corporation ("Centerprise"), and The Reppond Company, Inc., a Washington Corporation, VeraSource Excess Risk Ltd., a Washington corporation, and Reppond Administrators, L.L.C., a Washington limited liability company (the "Companies"). Centerprise and the Companies are among the parties to a Merger Agreement dated as of March 31, 1999 (the "Merger Agreement"). Capitalized terms used in this agreement shall have the meaning ascribed to such terms in the Merger Agreement.

     Centerprise and the Companies desire to agree not to terminate and to clarify certain provisions of the Merger Agreement. In connection with the transactions contemplated by the Merger Agreement and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Centerprise and the Companies agree as follows:

1. Notwithstanding the provisions of Section 11.1(b)(i) and 11.1(c)(i) of the Merger Agreement, neither the Companies nor Centerprise will act to terminate the Merger Agreement unless the Acquisition is not completed by November 15, 1999.

2. Centerprise and the Companies acknowledge that BGL Capital Partners, L.L.C. has provided the Companies with its agreement to provide shares of Centerprise Common Stock under certain circumstances. The parties agree that Centerprise has the right to increase the number of shares of Centerprise Common stock issued to the Company's stockholders at Closing over the amount shown in line T on Schedule 2.1 in order to satisfy the minimum condition set forth on Schedule 2.1. Centerprise will not issue new shares but any shares to be delivered may be provided to Centerprise by CPA Holdings LLC or any other Person.


3. The parties acknowledge that Centerprise intends to make a rescission offer relating to alleged offers or sales or both made to the Companies' stockholders or members, as the case may be, at or about the time of execution and delivery of the Merger Agreement and Voting Agreement. The parties agree that if a Company stockholder or member accepts the rescission offer, such stockholder will no longer be bound by the terms and provisions of the Merger Agreement and Voting Agreement. Centerprise and the Companies further agree that promptly upon completion of the rescission offer, they will amend the Merger Agreement and Voting Agreement to remove as a party any Person that has accepted the rescission offer and will negotiate in good faith to make such other changes to such agreements as the parties may agree. If after a reasonable amount of time the parties are unable to negotiate satisfactory amendments to the Merger Agreement, then Centerprise and the Companies will mutually agree to terminate the Merger Agreement. If the parties are able to negotiate satisfactory amendments to the Merger Agreement, the Companies will take all action in accordance with applicable Laws and its Organizational

     Documents necessary to hold a meeting of their stockholders or members, as the case may be, to consider and vote upon approval of the Merger, the amended Merger Agreement and the other transactions contemplated by such amended agreement.

4. The parties agree that, notwithstanding Section 7.2 of the Merger Agreement, if the underwriters' internal sales force presentation or "road show" for the IPO has not started by October 15, 1999, then from and after such date, the Companies may (through its authorized agents) conduct limited discussions with potential acquirors of the Companies for the sole purpose of assessing the potential terms and conditions of an acquisition proposal involving the Companies. Notwithstanding the foregoing, the Companies shall not (i) disclose any non-public or confidential information regarding any Company to any such third party, or (ii) enter into any agreement (including a letter of intent or term sheet) with such third party unless the Acquisition is not completed by November 15, 1999.

5. This agreement shall be governed by, and interpreted in accordance with the internal laws of, the State of Illinois. This agreement may be executed via facsimile or otherwise in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this agreement to be duly executed as of the date first above written.


                             CENTERPRISE ADVISORS, INC.



                             By: /s/ Robert C. Basten
                                 --------------------------------
                             President



                             THE REPPOND COMPANY, INC.



                             By: /s/ Ben Reppond
                                 --------------------------------
                             Title: President
                                    -----------------------------




                             VERASOURCE EXCESS RISK LTD.


                             By: /s/ Ben Reppond
                                 --------------------------------
                             Title: President
                                    -----------------------------



                             REPPOND ADMINISTRATORS, L.L.C.


                             By: /s/ Ben Reppond
                                 --------------------------------
                             Title: Managing Member
                                    -----------------------------